827109 ALBERTA LTD.
              #255 - 999 - 8TH STREET, SW, CALGARY, ALBERTA T2R 1J5
                     PH: (403) 24407300 FAX: (403) 244-7211





                                                               September 2, 1999





Delta Capital Technologies Inc.
c/o B201, 1331 Homer Street
Vancouver, BC  V6B 5M5

Dear Sirs:

With reference of the License Agreement between 827109 Alberta Ltd. ("AlbertaCo") and Delta Capital Technologies Inc. ("DeltaCap"), dated June 1, 1999, Section 5(a), Consideration, "a lump-sum fee of $50,000.00 (CAD) payable within sixty (60) days from the effective date of this Agreement", we hereby acknowledge receipt of $20,000.00 (CAD).

Further, we grant a three (3) month extension to DeltaCap for payment of the balance of funds in the amount of $30,000.00 until November 1, 1999.

Yours truly,

827109 ALBERTA LTD.


/s/ Paul Davis
--------------
Paul Davis
President